As filed with the Securities and Exchange Commission on August 28, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Prestige Brands Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1297589
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 White Plains Road Tarrytown, New York 10591
(Address of Principal Executive Offices and Zip Code)

Prestige Brands Holdings, Inc. Amended and Restated 2005 Long-Term Incentive Plan
(Full title of the plan)

Samuel C. Cowley Prestige Brands Holdings, Inc. General Counsel, Vice President, Business Development and Secretary 660 White Plains Road Tarrytown, New York 10591 (914) 524-6800
(Name, address and telephone number, including area code, of agent for service)

Copy to:

Sarah E. Ernst

Alston & Bird LLP

One Atlantic Center
1201 W. Peachtree Street

Atlanta, GA 30309

(404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	1,800,000	$34.63	$62,325,000	$8,027.46

(1)	Consists of 1,800,000 shares of common stock (the “Common Stock”) of Prestige Brands Holdings, Inc. (the “Company”) issuable pursuant to the Prestige Brands Holdings, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan. The Company previously registered 5,000,000 shares on a Form S-8 filed on March 22, 2005 (Reg. No. 333-123487) for issuance under the Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on August 26, 2014.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Samuel C. Cowley, General Counsel, Vice President, Business Development and Secretary, at the address and telephone number on the cover of this registration statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this registration statement:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

(3)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2014;

(4)	The description of the common stock contained in the Company’s registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

(5)	All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “Indemnified Capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or Proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or Proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any Indemnified Capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

Article 8 of the Company’s Second Amended and Restated Certificate of Incorporation provides that the Company may indemnify any person who was or is a party to any action, suit or Proceeding to the fullest extent provided by the Delaware Statute.

The indemnification rights set forth above shall not be exclusive of any other right that an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on August 28, 2014.

PRESTIGE BRANDS HOLDINGS, INC.

By:	/s/ Ronald M. Lombardi
Name:	Ronald M. Lombardi
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Ronald M. Lombardi and Samuel C. Cowley as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew M. Mannelly Matthew M. Mannelly	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	August 28, 2014

/s/ Ronald M. Lombardi Ronald M. Lombardi	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	August 28, 2014

/s/ John E. Byom John E. Byom	Director	August 28, 2014

/s/ Gary E. Costley Gary E. Costley	Director	August 28, 2014

/s/ Charles J. Hinkaty Charles J. Hinkaty	Director	August 28, 2014

/s/ Carl J. Johnson Carl J. Johnson	Director	August 28, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Prestige Brands Holdings, Inc. (filed as Exhibit 3.1 to the Company's Form S-1/A filed with the Commission on February 8, 2005).

4.2	Amended and Restated Bylaws of Prestige Brands Holdings, Inc., as amended (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed with the Commission on November 6, 2009).

4.3	Form of stock certificate for common stock (filed as Exhibit 4.1 to the Company's Form S-1/A filed with the Commission on January 26, 2005).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page to this registration statement).

99.1	Prestige Brands Holdings, Inc. Amended and Restated 2005 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed on July 2, 2014).